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                                                                    EXHIBIT 99.1



                              FOR IMMEDIATE RELEASE



                            ARKANSAS BEST CORPORATION
                   COMMENTS ON SECOND QUARTER BUSINESS TRENDS


         (Fort Smith, Arkansas, June 5, 2003) - Arkansas Best Corporation (Nasdaq: ABFS) today announced that tonnage and pricing trends at ABF Freight System(R) continue to be consistent with those seen in the first quarter of 2003. "In the first quarter of 2003 we reported an increase in ABF's LTL tonnage per day of 2.7% compared to the first quarter of 2002," said Robert A. Young III, Arkansas Best President and Chief Executive Officer. "Year-over-year second quarter LTL tonnage trends through May 2003, compared to the same period in 2002, are generally consistent with the positive change reported for the first quarter after eliminating the timing effects of Easter," said Mr. Young. "Pricing continues to be very competitive, as it has been throughout the soft economic environment in which we are operating."

         Arkansas Best Corporation, headquartered in Fort Smith, AR, is a diversified transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of LTL general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services, utilizing rail and over-the-road transportation.

         THE FOLLOWING IS A "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements contained in this press release that are not based on historical facts are "forward-looking statements." Terms such as "estimate," "forecast," "expect," "predict," "plan," "anticipate," "believe," "intend," "should," "would," "scheduled," and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including but not limited to union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best's subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims and employee wages and benefits; actual costs of continuing investments in technology, the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions;

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and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission ("SEC") public filings.



Contact: Mr. David E. Loeffler, Vice President, Chief Financial Officer and
         Treasurer
         Telephone: (479) 785-6157

         Mr. David Humphrey, Director of Investor Relations
         Telephone: (479) 785-6200



                                 END OF RELEASE